April 17, 2013

Mr. Claude Brun

Chief Executive Officer

InterCore Energy, Inc.

1 International Boulevard, Suite 400

Mahwah, NJ 07495

VIA EMAIL TO MR. BRUN AND THE INTERCORE BOARD OF DIRECTORS

Dear Mr. Brun:

This is to confirm that the Notice of Default that was issued and sent to you on April 16, 2013 by Fandeck Associates, Inc. (“Fandeck”) has been rescinded as a result of an agreement between Fandeck Associates, Inc. and InterCore Energy, Inc. (“InterCore”) entered into today. The key terms of the agreement are as follows:

1.	InterCore Energy agrees to pay Fandeck Associates, Inc. via wire transfer that will arrive into Fandeck’s account no later than April 23, 2013 the amount due on the March 15, 2013 promissory note, including fees, incentives, and accrued interest through April 23, 2013, the total of which will be approximately $76,000.
2.	InterCore Energy agrees to issue to Fandeck Associates, Inc. by April 23, 2013 the warrant for 20 million ICOR shares that were agreed to in the March 15, 2013 promissory note.
3.	InterCore Energy agrees to issue to Fandeck Associates, Inc. by April 23, 2013, 100,000 shares of InterCore Energy, Inc. Series C Convertible Preferred Stock.

If all three items above are accomplished by April 23, 2013, the March 15, 2013 promissory note will be considered by Fandeck as having been satisfied. If any one or more of the items is not fulfilled by April 23, 2013, the March 15, 2013 promissory note will be considered to still be in full force and effect, with Fandeck having all of the rights and remedies spelled out in the promissory note.

Please confirm our mutual understanding by signing below.

Sincerely,	Accepted:

Fandeck Associates, Inc.	Claude Brun, CEO
5834 Bridlewood Drive	InterCore Energy, Inc.
Richmond, TX 77469